        Exhibit 10.16
CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Second Amendment
to the
Collaboration and License Agreement
between
Lyell Immunopharma, Inc.
and
GlaxoSmithKline Intellectual Property (No.5) Limited [*]
This Second Amendment to the Collaboration and License Agreement (the “Second Amendment”) is dated as of 16th December 2021 (the “2nd Amendment Effective Date”), by and between Lyell Immunopharma, Inc. having a principal office at 201 Haskins Way, South San Francisco, California 94080, USA (“Lyell”) and GlaxoSmithKline Intellectual Property (No.5) Limited, a company registered in England and Wales (registered number 11959399) with a registered office at 980 Great West Road, Brentford, Middlesex TW8 9GS, United Kingdom (“GSK”). Lyell and GSK are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).
BACKGROUND
WHEREAS, the Parties entered into that certain Collaboration and License Agreement governing the research, development and commercialization of human therapeutic products dated May 23, 2019 (the “Collaboration Agreement”), as amended June 25, 2020 (the “First Amendment”) (collectively, the “Agreement”);
WHEREAS, Lyell and GSK desire to amend the Agreement with respect to the Gen-R Component Development Program (as defined below);
WHEREAS, Lyell and GSK desire to amend the Agreement to add provisions governing the Parties’ rights and obligations with respect to, among other things, Epi-R and the Epi-R NY-ESO Program (each as defined below), including matters unique to Epi-R and the Epi-R NY-ESO Program that are not currently addressed in the Agreement; and
WHEREAS, GSK and Lyell wish to amend the Agreement in accordance with Section 17.1 to enable the foregoing.
NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.    All terms and conditions of the Agreement not modified by this Second Amendment shall continue in full force and effect in accordance with their terms. All capitalized terms not otherwise defined herein shall have the same definition as in the Agreement.
2.    Section 1.92 “Senior Executives”. Section 1.92 “Senior Executives” is hereby deleted and replaced in its entirety with the following:

“1.92    “Senior Executives” means, in the case of GSK, [*], and in the case of Lyell, [*].”
3.    Section 1.108 Additional Definitions. Section 1.108 Additional Definitions is hereby renumbered as Section 1.126 Additional Definitions.
4.    Article 1 DEFINITIONS. Article 1 DEFINITIONS is hereby amended to add the following definitions:
“1.108    “Epi-R” means [*]”
“1.109    “Epi-R Component Development Program” means the Lyell Component Development Program pursuant to which Lyell is incorporating Epi-R with the lete-cel Underlying NY-ESO Product and collaborating with GSK to enable GSK to Develop the Epi-R NY-ESO Product through Epi-R NY-ESO Phase 1 Completion.”
“1.110    [*]
“1.111    “Epi-R NY-ESO Phase 1 Clinical Trial” means the Phase 1 Clinical Trial of the Epi-R NY-ESO Product to be agreed by the JSC and conducted by GSK.”
“1.112    “Epi-R NY-ESO Phase 1 Completion” means receipt by GSK of cleaned safety and efficacy data from that number of Evaluable Patients as agreed by the JSC at the recommended phase 2 dose of the Epi-R NY-ESO Product, where such safety and efficacy data is identified in the protocol or by the JSC to be collected, up to and including the [*] at a minimum. For purposes of this definition, “cleaned” means the data have been monitored and queried, and that the queries have been resolved to a level acceptable to GSK.”
“1.113    “Epi-R NY-ESO Product” refers to a T-Cell Therapy engineered to express the NY-ESO TCR using the vector for the lete-cel Underlying NY-ESO Product and [*] Epi- R.”
“1.114    “Epi-R NY-ESO Program” means a TCR Program which is [*], consisting of (a) the Epi-R Component Development Program, and (b) a GSK Development Program for developing any NY-ESO Epi-R TCR Product (such GSK Development Program referred to herein as the “Epi-R GSK Development Program”).”
“1.115    “Gen-R” means an Anti-Exhaustion Component that [*]
“1.116     “Gen-R Development Program” means the GSK Development Program with respect to the Gen-R NY-ESO Product that is ongoing as of the 2nd Amendment Effective Date, following GSK’s delivery of its Option Exercise notice on [*].”
“1.117     “Gen-R NY-ESO Product” refers to a T-Cell Therapy engineered to express an NY-ESO TCR that includes Gen-R.”

“1.118    “GSK Licensed Patents” means GSK Patents that are necessary to make, use, sell, offer to sell, import and otherwise exploit for any purpose Anti-Exhaustion Components provided to GSK by Lyell under a Collaboration Program.
1.119    “Joint Patents” means any Patent that claims a Joint Invention.”
“1.120    “Joint Technology” means Joint Inventions and Joint Patents.”
“1.121    “NY-ESO Component Product” refers to any T-Cell Therapy engineered to express an NY-ESO TCR that includes or uses either or both Epi-R or Gen-R, or any other Anti-Exhaustion Component licensed from Lyell under this Agreement, that is Developed or Commercialized by GSK pursuant to a GSK Development Program hereunder, whether or not the specific T-Cell Therapy was the subject of the corresponding Lyell Development Program.”
“1.122     “NY-ESO Epi-R TCR Product” refers to a T-Cell Therapy engineered to express the NY-ESO TCR and processed with Epi-R, including T-Cells engineered with any of the vectors for the Underlying NY-ESO Products.”
“1.123     “Phase 1 Clinical Trial” means a Clinical Trial satisfying the requirements of 21 C.F.R. 312.21(a) in the United States or the corresponding regulation in jurisdictions other than the United States.”
“1.124     “Sensitive Epi-R Information” means the [*]”
“1.125     “Underlying NY-ESO Product” means any one or all of the following T-Cell Therapies, engineered to target the NY-ESO Initial Collaboration Target: (a) a T-Cell Therapy engineered to express the NY-ESO TCR, with the same TCR construct used for GSK3377794 (also referred to as “lete-cel”) and/or (b) a T-Cell Therapy engineered to express the NY-ESO TCR, with the TCR constructs used for [*] and/or (c) the Gen-R NY-ESO Product.
5.    Section 1.126 Additional Definitions. The following are hereby appended to the end of Section 1.126 Additional Definitions:

Definitions	Section	Definitions	Section
Base Royalty Rate	8.5(a)	Epi-R NY-ESO Option Exercise	3.1(b)(iv)
Clinical Plan	4.4(a)	Epi-R Option Deliverable	3.1(a)(vi)
Clinical Study Report	4.4(b)	GSK Vector	3.4.1
Data Sharing Plan	4.4(b)	NY-ESO FTIH Master Protocol	4.1(e)(i)
[*] Plan	6.5	Product Supply Agreement	6.2(c)
Epi-R NY-ESO Exercise Period	3.1(b)(iv)	Quality Agreement	6.2(c)
Epi-R NY-ESO Option	3.1(b)(iv)
6.    Section 2.1(c)    Role of the JSC. Section 2.1(c) is hereby modified to add the following to the end of the section:
“In addition to the responsibilities of the JSC as set forth in this Section 2.1(c)(i) through (viii), the JSC is also responsible (itself or through delegation to a subcommittee or working group established by it) for the following activities as they relate to the Epi-R NY-ESO Program: (A) subject to Section 4.4(a), [*] for the Epi-R NY-ESO Phase 1 Clinical Trial, [*], and (B) if applicable, ensuring timely agreement on the [*].
7.    New Section 2.1(f) Additional Committees. The following Section 2.1(f) is hereby appended to the end of Section 2.1:
“2.1(f)     Additional Committees. From time to time, the JSC may establish subcommittees or working groups to oversee particular projects or activities under this Agreement, and such subcommittees or working groups shall be constituted and have such responsibility as the JSC approves; provided, that in no event will such subcommittees or working groups have authority to alter or amend the terms and conditions of this Agreement.”
8.    New Section 3.1(a)(vi)    Delivery of Epi-R Option Deliverable. The following Section 3.1(a)(vi) is hereby appended to the end of Section 3.1(a):
“3.1(a)(vi)    Delivery of Epi-R Option Deliverable. Notwithstanding the terms of Section 3.1(a)(v), within [*] after Epi-R NY-ESO Phase I Completion, Lyell shall deliver to GSK a detailed description of Epi-R, excluding the Sensitive Epi-R Information (the “Epi-R Option Deliverable”). For clarity, beyond providing the Epi-R Option Deliverable, the assistance described in Sections 3.1(c) and 3.1(d), the provisions of Section 6.5 and the [*], unless otherwise mutually agreed by the Parties, Lyell shall not be responsible for providing further support for the Epi-R GSK Development Program, [*], providing GSK with ongoing supply of Anti-Exhaustion Components or Compounds or other ongoing support for the Epi-R GSK Development Program.”
9.    Section 3.1(b)(iv)    Option Trigger Exercise. The following Section 3.1(b)(iv) is hereby appended to the end of Section 3.1(b):
“(iv)    Epi-R NY-ESO Option Trigger and Exercise. Notwithstanding the terms of Section 3.1(b)(i), commencing at any time after the Epi-R NY-ESO Phase 1 Completion, GSK shall have the exclusive option to obtain the license provided in Section 7.1(a) for Epi-R for use as part of any NY-ESO Epi-R TCR Product (the “Epi-R NY-ESO Option”). To exercise such Epi-R NY-ESO Option (the “Epi-R NY-ESO Option Exercise”), GSK shall provide written notice indicating such Epi-R NY-ESO Option Exercise (which notice date shall be the effective date of such exercise, unless deferred until the HSR Clearance Date, if applicable, under Section 17.16(b)) to Lyell at any time ending [*] after Epi-R NY-ESO Phase 1 Completion and delivery by Lyell to GSK of the Epi-R Option Deliverables (the “Epi-R NY-ESO Exercise Period”); provided, however, that prior to GSK’s exercise of the Epi-R NY-ESO Option, during the Epi-R NY-ESO Exercise Period Lyell shall (x) use Commercially Reasonable Efforts to disclose to GSK, or make available to GSK by granting to GSK designated personal access to a virtual data room, the Program Diligence Information described in Exhibit 3.1(b) within [*] after request by GSK, and (y) as reasonably requested by GSK, provide GSK with reasonable consultation and assistance to the extent necessary or reasonably useful for GSK to understand and conduct diligence on Epi-R, in a manner and on such timelines to enable GSK to make an informed decision in respect of the Epi-R NY-ESO Option.”
10.    New Section 3.4.1    Responsibility for the Expenses for the Conduct of Epi-R NY-ESO Component Development Program. The following Section 3.4.1 is hereby appended to the end of Section 3.4:
“3.4.1    Responsibility for Expenses for Conduct of Epi-R NY-ESO Component Development Program. Notwithstanding Section 3.4 above, with respect to the Epi-R NY-ESO Component Development Program, each of GSK and Lyell is responsible for their respective costs of undertaking activities within its area of responsibility, including as set forth in Section 4.1 and Section 4.4; provided however, notwithstanding the foregoing Lyell will reimburse GSK for manufacturing and supply of GMP vector for the lete-cel Underlying NY-ESO Product (“GSK Vector”) on the terms set forth in the vector manufacturing agreement described in Section 6.2(c).
11.    Section 3.5 Updates and Discussions. Section 3.5 is hereby renumbered as Section 3.5(a), and a new Section 3.5(b) is added as follows:
“(b)(i)    Without limiting Section 3.5(a), GSK shall provide to Lyell, through an agreed upon mechanism (such as meetings of a subcommittee or working group established by the JSC),

updates on GSK Development Programs, including plans for [*] or expected timing, synopsis or overview of any [*] from ongoing clinical trials of the applicable Product. GSK shall provide the foregoing information [*], unless otherwise agreed.
(ii)    If GSK becomes aware of a safety finding or observes a serious adverse event (SAE) during a clinical trial of a Product that could reasonably be attributable to the inclusion of the applicable Anti-Exhaustion Component, then GSK shall, as soon as practical taking into account the seriousness of the event, inform Lyell and provide information reasonably sufficient to enable Lyell’s understanding of the nature of and, to the extent available, the cause of that SAE or safety finding. Similarly, if during a Lyell clinical trial of a product candidate incorporating an Anti-Exhaustion Component that is the subject of a GSK Development Program, Lyell becomes aware of a safety finding or observes a serious adverse event (SAE) that reasonably could be attributable to the inclusion of such Anti-Exhaustion Component, then Lyell shall, as soon as practical taking into account the seriousness of the event, inform GSK and provide information reasonably sufficient to enable GSK’s understanding of the nature of and, to the extent available, the cause of that SAE or safety finding.
(iii)    Without limiting Sections 4.1(b) and 4.1(e), with respect to GSK Development Programs, Lyell shall have the right to have [*] (or such other number as agreed by the Parties and permitted by the FDA) [*] (unless otherwise agreed in advance by GSK to allow Lyell’s representative to participate in) that portion of GSK’s meeting with the FDA (in person or via teleconference) that specifically relates to the applicable Anti-Exhaustion Component; provided that with respect to the Epi-R NY-ESO Program where Lyell is manufacturing any NY-ESO Epi-R TCR Product for GSK after Epi-R NY-ESO Option Exercise, Lyell shall have the right to have [*] [*] (including a CMC representative) attend such meetings. In addition, GSK will use reasonable efforts to share with Lyell material correspondence or communication with the FDA that relates specifically to the Anti-Exhaustion Component and will reasonably consider Lyell’s input with respect to the elements of such correspondence or communication specific to the Anti-Exhaustion Component.”
12.    New Section 3.11 Delivery and Sharing of Information and Materials. The following Section 3.11 is hereby appended to the end of Article 3:
“3.11    Delivery and Sharing of Information and Materials.
(a)    By Lyell prior to IND filing for the Epi-R NY-ESO Product and start of the Epi-R NY-ESO Phase 1 Clinical Trial. Promptly after the 2nd Amendment Effective Date, Lyell and GSK shall coordinate the disclosure and transfer from Lyell to GSK (to the extent not previously disclosed and transferred) of Lyell Know-How relevant to planning and decision-making for the Epi-R NY-ESO Phase 1 Clinical Trial, which includes the following (but specifically excludes Sensitive Epi-R Information):
(i)    all data and results from both in vitro and in vivo studies of Epi-R with the lete-cel Underlying NY-ESO Product;

(ii)    Information to support GSK’s conduct (including analysis of data and results) of the Epi-R NY-ESO Phase 1 Clinical Trial, such as assay information or procedures for biomarker activities;
(iii)    Information about Epi-R and the Bothell Facility, as needed to help to facilitate GSK planning and risk mitigation related to manufacture and supply of NY-ESO Epi-R TCR Product following Epi-R NY-ESO Option Exercise; and
(iv)    Information to support an inspection and quality audit of the Bothell Facility, including facility information, equipment specification and process information.
(b)    By GSK prior to start of the Epi-R NY-ESO Phase 1 Clinical Trial. Promptly after the 2nd Amendment Effective Date, Lyell and GSK shall coordinate the disclosure and transfer from GSK to Lyell (to the extent not previously disclosed and transferred) of GSK Know-How relevant to planning and preparation for Lyell’s regulatory and manufacturing obligations under the Epi-R Component Development Program, and Lyell shall be permitted to use such GSK Know-How solely for the purpose of carrying out such obligations only for so long as required under the Epi-R Component Development Program.”
13.    New Section 3.12 Use of Epi-R. The following Section 3.12 is hereby appended to the end of Article 3:
“3.12    Use of Epi-R. Commencing on the 2nd Amendment Effective Date and continuing until Epi-R NY-ESO Option Exercise, unless otherwise agreed in writing by Lyell, GSK may use the Lyell-Know How provided by Lyell under Section 3.11 solely as follows:
(a)    for planning and communication with the FDA, preparation of Regulatory Materials and regulatory documents, to support planning for and the conduct of the Epi-R NY-ESO Phase 1 Clinical Trial, including coordination and communication with clinical sites and vendors,
(b)    for any of the activities described in Section 3.11,
(c)    to understand the clinical benefit of the Epi-R NY-ESO Product (including Epi-R and the Underlying NY-ESO Product), and
(d)    for internal assessment and communication of risks and mitigations associated with Lyell manufacturing at the Bothell Facility and for [*] and other planning for future manufacture and supply of NY-ESO Epi-R TCR Product following Epi-R NY-ESO Option Exercise [*].”
14.    New Section 4.1(e) Regulatory Matters for Epi-R NY-ESO Program. The following Section 4.1(e) is hereby appended to the end of Section 4.1:
“(e)    Regulatory Matters for Epi-R NY-ESO Program. Notwithstanding Section 4.1(b):

(i)    For the Epi-R Component Development Program, Lyell will have responsibility for preparing and submitting an IND to the FDA for the Epi-R NY-ESO Product. In addition, GSK will have responsibility for developing and submitting to Regulatory Authorities the protocol for the Epi-R NY-ESO Phase 1 Clinical Trial, specifically an amendment to the “master protocol” for NY-ESO-targeted T cell therapies (the “NY-ESO FTIH Master Protocol”), and each Party will cross-reference the IND documentation (including the NY-ESO FTIH Master Protocol) submitted by the other Party as needed. A graphical description of those responsibilities is on Exhibit 1; a subcommittee or working group established under JSC oversight may agree on additional details of how those responsibilities will be executed. Each Party will own all Regulatory Materials for the Epi-R NY-ESO Product, as applicable, prepared and submitted by such Party under this Section 4.1(e)(i) and all such Regulatory Materials shall be submitted in the name of such Party (or its Affiliate or Sublicensee, as applicable). Each Party shall have, subject to the remainder of this Section 4.1(e)(i), final decision-making authority with respect to its responsibilities hereunder. Each Party shall reasonably cooperate with the other Party with respect to their responsibilities under this Section 4.1(e) and, to the extent not previously provided, provide to other Party all Information Controlled by such Party as may be reasonably required to prepare or support any IND, protocol or other Regulatory Materials for the Epi-R NY-ESO Product in the Field in the Territory and interactions with any Regulatory Authority in connection with Development or Regulatory Approval of the Epi-R NY-ESO Product, including (A) review and comment by GSK on the IND to be filed by Lyell for the Epi-R NY-ESO Product, (B) review and comment by Lyell on the portions of the NY-ESO FTIH Master Protocol related to the Epi-R NY-ESO Phase 1 Clinical Trial, (C) sharing by each Party of any communication with the FDA or other Regulatory Authority on any of the foregoing, and (D) attendance by up to [*] representatives of each Party in teleconference or in person meetings with the applicable Regulatory Authority.
(ii)    For the avoidance of doubt, following exercise of the Epi-R NY-ESO Option, GSK shall have sole responsibility and decision-making authority with respect to regulatory matters for the NY-ESO Epi-R TCR Products. Subject to Section 4.1(e)(i), GSK shall have sole responsibility for preparing and submitting all Regulatory Materials for NY-ESO Epi-R TCR Products in the Field in the Territory, including preparing, submitting and holding all INDs (including the IND for the Epi-R NY-ESO Product filed by Lyell as set forth in Section 4.1(e)(i) after assignment to GSK), BLAs and MAAs for NY-ESO Epi-R TCR Product. GSK shall keep Lyell reasonably informed, either through the JSC, or in the event the JSC has been disbanded, through its regular reporting obligations under this Agreement, of its (and its Affiliates) interactions with Regulatory Authorities regarding Regulatory Materials, to the extent such interactions reasonably relate to a NY-ESO Epi-R TCR Product. Lyell shall reasonably cooperate with GSK and, to the extent not previously provided, provide to GSK all Information Controlled by Lyell related to Epi-R and Lyell’s manufacturing activities for the Epi-R NY-ESO Phase 1 Clinical Trial, in each case as may be reasonably requested by GSK, in order to prepare or support any Regulatory Materials for NY-ESO Epi-R TCR Products in the Field in the Territory and interactions with any Regulatory Authority in connection with Development or Regulatory Approval of the NY-ESO Epi-R TCR Products and the Epi-R GSK Development Program.

Notwithstanding the foregoing, Lyell’s obligation to provide Sensitive Epi-R Information to GSK is limited only to the circumstance where the Sensitive Epi-R Information is required by Applicable Law to enable GSK to carry out its Development, Manufacture or Commercialization responsibilities for the relevant NY-ESO Epi-R TCR Products, or access to Sensitive Epi-R Information is required by Applicable Law or a Governmental Authority; provided, that Lyell will have the right to instead provide any such Sensitive Epi-R Information directly to the relevant Governmental Authority (including by provision of Regulatory Materials) if such provision will satisfy such requirement. GSK will use such information only to the extent required by such Applicable Law or Governmental Authority or to the extent required to carry out its Development, Manufacture or Commercialization responsibilities hereunder and will only permit access to those of its employees who need to know for such purposes. GSK will own all Regulatory Materials for NY-ESO Epi-R TCR Products prepared and submitted by GSK under this Section 4.1(e)(ii) and all such Regulatory Materials shall be submitted in the name of GSK (or its Affiliate or Sublicensee, as applicable). For clarity, nothing in this Section 4.1(e) shall be deemed to transfer ownership of any Information provided by Lyell to GSK for use in preparing and submitting such Regulatory Materials, or change or modify the scope of the licenses granted hereunder.
(iii)    Subject to the terms and conditions of this Agreement, each Party (on behalf of itself and its Affiliates and Sublicensees) hereby grants to the other Party a non-exclusive Right of Reference (including the right to grant further Rights of Reference to any of such Party’s Affiliates, licensees or Third Party distributors) to any such Regulatory Materials and Regulatory Approvals Controlled by the other Party pursuant to Section 4.1(e)(i) or 4.1(e)(ii), but only to the extent (x) such Regulatory Materials and Regulatory Approvals pertain to Epi-R and (y) such right of reference is required or reasonably useful for (A) Lyell to obtain or maintain any Regulatory Approval of a product containing Epi-R and for the sole purpose of preparing, obtaining and maintaining such Regulatory Approvals and to otherwise Develop, manufacture and Commercialize such product or (B) GSK to obtain or maintain any Regulatory Approval of NY-ESO Epi-R TCR Products. For the avoidance of doubt, the foregoing Right of Reference shall not be construed as an obligation for GSK to provide Lyell, its Affiliates, licensees or Third Party distributors with any Information Controlled by GSK developed pursuant to the GSK Program for the NY-ESO Epi-R TCR Products.”
15.    New Section 4.4. Clinical Coordination of the Epi-R NY-ESO Program. The following Section 4.4 is hereby appended to the end of Article 4:
“4.4    Coordination and Conduct of the Epi-R NY-ESO Program.
(a)    Clinical Development Plan and Coordination. Lyell and GSK will collaborate on the design of the Epi-R NY-ESO Phase 1 Clinical Trial, which shall be conducted by GSK under the NY-ESO FTIH Master Protocol (the “Clinical Plan”). The Clinical Plan will include appropriate [*] designed to measure and understand differences between the lete-cel Underlying NY-ESO Product and the Epi-R NY-ESO Product, as well as a plan to enable adequate and timely enrollment. For clarity, except for the matters set forth above in this Section 4.4(a), if the Parties cannot reach agreement on the Clinical Plan, GSK shall have final decision-making authority following escalation to the JSC and Senior Executives as set forth in Section 2.1(d) and the dispute will not be subject to further escalation or resolution in accordance with the provisions of Article 16. In addition, GSK (i) shall be fully responsible for its design and conduct, including site selection and managing medical and other trial management issues and (ii) shall be the conduit to the clinical site and staff, unless otherwise agreed by GSK for specific items requiring Lyell involvement, and in each case, in its discretion and at its cost, which activities shall not be subject to JSC decision-making or escalation. GSK shall own and maintain its own database of clinical trial data accumulated from all clinical trials of the Underlying NY-ESO Product(s) and the Epi-R NY-ESO Product for which it was responsible, including adverse drug event information for the Epi-R NY-ESO Program.
(b)    Ongoing Communication and Data Sharing During the Epi-R Component Development Program. Through the JSC or a subcommittee or working group created by the JSC, Lyell and GSK will coordinate and share detailed information about the Epi-R Component Development Program on an ongoing basis, pursuant to a data sharing plan agreed by the Parties prior to the first subject being enrolled in the Epi-R NY-ESO Phase 1 Clinical Trial (the “Data Sharing Plan”). The Data Sharing Plan will include the Information described in Section 3.5(b)(i) and (ii), and the following: from Lyell, summary new [*], subject to Third Party obligations, and from GSK, (i) [*], and patients [*], (ii) regulatory updates and (iii) aggregate [*] from [*] that GSK generates in the ordinary course of Development [*]. GSK will not be obligated to conduct any additional [*] for provision to Lyell hereunder. For the avoidance of doubt, GSK will not be obligated to transfer or disclose [*], but will provide [*] by GSK and relevant to Epi-R to Lyell, including the results of any [*] and the final clinical study report from the Epi-R NY-ESO Phase 1 Clinical Trial (the “Clinical Study Report”). All such information and data described in this Section 4.4(b), including the Clinical Study Report, are the Confidential Information of GSK.
(c)    Clinical Decision Process. On an ongoing basis during the Epi-R NY-ESO Phase 1 Clinical Trial, Lyell will provide to GSK Information about the Epi-R NY-ESO Product, as further set forth in the Product Manufacturing Agreement, including release criteria, characterization data and results of any testing conducted to determine whether the Epi-R NY-ESO Product meets the specifications and is suitable for clinical administration. In addition, prior to start of enrollment for the Epi-R NY-ESO Phase 1 Clinical Trial, GSK and Lyell will agree on a process to enable GSK, as sponsor of the Epi-R NY-ESO Phase 1 Clinical Trial to fully investigate any adverse event or any Epi- R NY-ESO Product that does not meet the applicable specifications and to develop a plan for remedying any such adverse event or non-specification Epi-R NY-ESO Product. Such process shall include key points of contact from the Parties, timelines for provision of Information to GSK and requirements for each party to discuss all such Information on an expedited basis.”

16.    New Section 6.2(c)    Manufacturing and Supply Arrangements for the Epi-R Component Development Program. A new Section 6.2(c) Manufacturing and Supply Arrangements for the Epi-R Component Development Program is hereby added to the end of Section 6.2:
“(c)    Manufacturing and Supply Arrangements for the Epi-R Component Development Program. Prior to start of enrollment for the Epi-R NY-ESO Phase 1 Clinical Trial, the Parties will enter into (i) a vector manufacturing agreement, pursuant to which GSK shall manufacture (or have manufactured) and supply (or have supplied) to Lyell the GSK Vector solely for the purpose of permitting Lyell to manufacture the applicable Epi-R NY-ESO Product for the Epi-R NY-ESO Phase 1 Clinical Trial, (ii) a product manufacturing agreement pursuant to which GSK will supply materials from Epi-R NY-ESO Phase 1 Clinical Trial subjects to Lyell, and Lyell will use such materials solely for the purpose of manufacturing and supplying the Epi-R NY-ESO Product for such Epi-R NY-ESO Phase 1 Clinical Trial (the “Product Supply Agreement”), and (iii) a quality agreement setting out quality-related responsibilities and procedures associated with the Epi-R NY-ESO Product (the “Quality Agreement”). The Product Supply Agreement will include provisions (A) addressing the matters set forth in Section 4.4(d), and (B) requiring Lyell to inform the JSC as soon as reasonably practicable if Lyell reasonably believes that its obligation to provide the Epi-R NY-ESO Product for the Epi-R NY-ESO Phase 1 Clinical Trial may be delayed or otherwise adversely impacted, including the details of the delay or other issue, and the JSC will discuss and agree a risk mitigation plan to ensure supply of the Epi-R NY-ESO Product in a timely fashion, which mitigation plan may include the establishment of GSK as a secondary supplier.”
17.    New Section 6.4 Inspection of Lyell’s Manufacturing Facility (Bothell). The following Section 6.4 is hereby appended to the end of Article 6:
“6.4    Inspection of Lyell’s Manufacturing Facility (Bothell). Promptly after the 2nd Amendment Effective Date, Lyell and GSK shall develop a plan to enable GSK to conduct an initial audit of Lyell’s manufacturing facility in Bothell, Washington (the “Bothell Facility”), such plan to be consistent with the goal of GSK pre-approving the Bothell Facility for the clinical supply of the Epi-R NY-ESO Product for the Epi-R NY-ESO Phase 1 Clinical Trial. Pursuant to such plan, the Parties shall share sufficient information with each other to enable such audit; provided under no circumstances shall Lyell be obligated to share with GSK [*] in connection with the audit. If GSK, according to its customary standards, determines that there are major or critical findings that require mitigation or resolution in order for GSK to pre-approve the Bothell Facility for such clinical supply, then Lyell will submit to GSK a proposed recovery plan as soon as reasonably practicable and will use reasonable efforts, at Lyell’s cost and in consultation with GSK, to implement such recovery plan promptly after submission to GSK. Lyell shall provide information and updates to GSK to permit GSK to confirm that the recovery plan has been implemented to GSK’s reasonable satisfaction. If reasonably deemed necessary by GSK in consultation with Lyell, then Lyell will allow GSK to conduct an onsite inspection of the Bothell Facility in order to confirm implementation of the recovery plan. If Lyell fails to implement the recovery plan to GSK’s reasonable satisfaction, then GSK has the right to terminate activities with respect to the Epi-R Component Development Program. If Lyell disagrees with GSK’s determination, it shall provide GSK written notice thereof within [*] of receipt of GSK’s notice and thereafter the JSC shall decide (subject to resolution pursuant to Section 2.1(d) and Section 16.1) whether the Epi-R Component Development Program shall be terminated (and the conduct of the Epi-R Component Development Program will be suspended pending such determination); provided that a failure by the Senior Executives to reach agreement hereunder shall not be eligible for escalation to arbitration. If (a) Lyell agrees (or does not provide notice of disagreement as described above), (b) the JSC so determines or (c) the Senior Executives are unable to reach an agreement on whether the Epi-R Component Development Program should terminate, then, in each case, the Epi-R Component Development Program shall be deemed terminated. Following such initial audit of the Bothell Facility by GSK, and GSK’s reasonable satisfaction with such audit (or to the extent there is a recovery plan, GSK’s reasonable satisfaction that such recovery plan has been implemented), all other audits shall be conducted under the terms of the Quality Agreement.”
18.    New Section 6.5 Manufacturing for the Epi-R NY-ESO Program. The following Section 6.5 is hereby appended to the end of Article 6:
“6.5    Manufacturing for the Epi-R NY-ESO Program. At GSK’s request, the JSC will agree on a strategy and plan for the manufacturing of the [*] Products [*] (“[*] Plan”), such plan to be agreed prior to GSK’s Epi-R NY-ESO Option Exercise. The [*] Plan will include a planned date or milestone by which the manufacturing responsibility for the Epi-R NY-ESO Product and any [*] shall be transferred from Lyell to GSK. At GSK’s election, the [*] Plan also shall include a schedule to be agreed by the JSC setting forth Lyell’s obligation to continue to manufacture the Epi-R NY-ESO Product or [*] for clinical studies under the Epi-R GSK Development Program; provided that such manufacturing by Lyell beyond the Epi-R NY-ESO Product for the Epi-R NY-ESO Phase 1 Clinical Trial will be under commercially reasonable terms that are standard in the industry for such stage of development and as negotiated in good faith by Lyell and GSK.”
19.    New Section 6.6 Technology Transfer of Epi-R. The following Section 6.6 is hereby appended to the end of Article 6:
“6.6    Technology Transfer of Epi-R. Pursuant to the [*] Plan, GSK will assume manufacturing of the NY-ESO Epi-R TCR Products for the Epi-R GSK Development Program. Lyell will provide or ensure provision to GSK of all required GMP or other appropriate grade of the [*] for the Epi-R GSK Development Program to support manufacture by GSK of any and all NY-ESO Epi-R TCR Products under the Epi-R GSK Development Program; provided that GSK (1) shall not by itself, or through a Third Party, reverse engineer the [*]; (2) shall not transfer Epi-R to a CMO unless (A) such transfer requires such CMO to be bound by all restrictions applicable to GSK hereunder with respect to use of the Epi-R or (B) Lyell provides prior written consent to such transfer; and (3) shall not modify Epi-R, [*], without Lyell prior written consent. Lyell shall not be obligated to conduct [*] from Lyell to GSK pursuant to the [*] Plan. Without limiting Section 4.1(e)(ii) and (iii), Lyell shall notify GSK of changes to the [*] that are required for GSK to manufacture any NY-ESO Epi-R TCR Product.”

20.    Section 7.1(a). Section 7.1(a) is hereby deleted and replaced in its entirety as follows:
“Subject to the terms and conditions of this Agreement, with respect to each Collaboration Program, effective as of the date of GSK’s Option Exercise for such Collaboration Program, Lyell hereby grants to GSK an exclusive license, with the right to grant sublicenses through multiple tiers as provided in Section 7.2, under Lyell Technology and Lyell’s interest in and to Joint Technology to make, have made, use, sell, offer for sale, import (including the exclusive right to Develop and Commercialize) (i) the Collaboration Anti-Exhaustion Components for such Collaboration Program in Compounds or Products (which further includes the right to make, have made, use, sell, offer for sale, import (including the exclusive right to Develop and Commercialize) Compounds or Products to the extent incorporating such Collaboration Anti-Exhaustion Components), (ii) with respect to a Lyell PoC Development Program, the Compound and Product for which Academic PoC was achieved, and (iii) in each case in respect of clauses (i) or (ii) as such Collaboration Anti-Exhaustion Components may be modified pursuant to Section 3.1(c), in all such cases in the Field in the Territory. To be clear, (x) nothing in this license provided under Section 7.1(a) shall be deemed to grant GSK a right or license to incorporate any Lyell Technology other than a Collaboration Anti-Exhaustion Component provided under this Agreement (or modification thereof under Section 3.1(c)) into a Compound or Product (e.g., GSK would not be licensed, under a Patent Controlled by Lyell claiming a proprietary binding domain for a Target other than a Collaboration Target, to incorporate into a Product or Compound such binding domain) and (y) Lyell would have the right to make, have made, use, sell, offer for sale and import (including Develop and Commercialize) Collaboration Anti-Exhaustion Components in T-Cell Therapies directed to Targets other than Collaboration Targets, and, subject to Section 11.1, grant sublicenses to Third Parties to so. For the avoidance of doubt, Lyell shall have the right to use the data generated by it under the Epi-R Component Development Program, as well as the data and information disclosed to it in accordance with Section 4.4(b), in each case solely related to Epi-R, to make, have made, use, sell, offer for sale and import (including Develop and Commercialize) Epi-R for directed to targets other than Collaboration Targets, and, subject to Section 11.1, grant sublicenses to Third Parties to make, have made, use, sell, offer for sale and import (including Develop and Commercialize) Epi-R for T-Cell Therapies directed to targets other than Collaboration Targets. Notwithstanding the foregoing, Lyell shall not, itself or with or through a Third Party, modify or conduct any [*] disclosed to it by GSK from the Epi-R NY-ESO Phase 1 Clinical Trial relating to the Epi-R NY-ESO Product or the Underlying NY-ESO Product without the prior written consent of GSK and Lyell shall not disclose any data and information provided to it under Section 4.4(b) to any Third Party without the prior written consent of GSK.”
21.    Section 7.4(b). Section 7.4(b) is hereby deleted and replaced in its entirety as follows:
(b)    GSK Patents; GSK [*] Improvements.
    (i)    Subject to the terms and conditions of this Agreement, including Sections 11.1 and 11.2, GSK hereby grants to Lyell (a) a worldwide, non-exclusive, fully-paid up license, with the right to grant and authorize sublicenses, to GSK [*] Improvements (including all intellectual property rights therein Controlled by GSK and subject to the exclusive license granted to GSK under Section 7.1(a) above) to make, use, sell, offer to sell, import and otherwise exploit for any purpose Anti-Exhaustion Components provided to GSK by Lyell under a Collaboration Program and (b) a worldwide, non-exclusive, fully-paid up license, with the right to grant and authorize sublicenses, under the GSK Licensed Patents to make, use, sell, offer to sell, import and otherwise exploit for any purpose Anti-Exhaustion Components provided to GSK by Lyell under a Collaboration Program; provided that in each case of (a) and (b), Lyell’s right to grant and authorize sublicenses to Third Parties without GSK prior consent is limited to sublicenses to bona fide collaborators, licensees, contract manufacturers, contract research organizations and other service providers to whom Lyell has granted a license to the applicable Anti-Exhaustion Component or who have been engaged to provide services to Lyell with respect to such Anti-Exhaustion Component. Promptly after the execution of each sublicense as provided in this

Section 7.4(b)(i) (or amendment or termination thereof), Lyell shall provide GSK with a notice of the sublicense, including the identity of the sublicensee.
    (ii)    GSK shall promptly disclose and provide to Lyell all Information and Materials with respect to GSK [*] Improvements licensed to Lyell under Section 7.4(b)(i) above. Such disclosure shall include such Information and Materials as are necessary or reasonably useful to understand and exploit such GSK [*] Improvements, including the formulation, use, production, scale-up, processing, handling, effects or characteristics of products comprising or utilizing such GSK [*] Improvements, but only to the extent such Information and Materials comprise or relate primarily to such GSK [*] Improvements.
     (iii)    For such purposes, “GSK [*] Improvements” means improvements, innovations, advancements, inventions or developments (whether or not patentable) to the extent: (1) relating primarily to [*] any Anti-Exhaustion Components provided to GSK by Lyell in connection with this Agreement, (2) made by or on behalf of GSK during the period beginning on the Effective Date and ending on the [*] thereof, and (3) Controlled by GSK.
22.    New Section 7.8    Epi-R NY-ESO Product Pre-Option License. A new Section 7.8 is hereby added to the end of Article 7:
“7.8    Epi-R NY-ESO Product Pre-Option License.
(a)License to GSK. Subject to the terms and conditions of this Agreement, Lyell hereby grants to GSK a worldwide, non-exclusive, non-sublicensable, fully-paid up license under the Lyell Technology used for the Epi-R Component Development Program, as disclosed to GSK under Section 3.11 or otherwise under this Agreement, as necessary or useful to conduct its portion of the Epi-R Component Development Program, including to conduct the Epi-R NY-ESO Phase 1 Clinical Trial, to undertake joint or agreed assessments, testing and evaluation of clinical and manufacturing data, and to meet GSK’s clinical and regulatory obligations under this Agreement with respect to the Epi-R Component Development Program, and not for any other purposes.
(b)    Research and Manufacturing License to Lyell. Subject to the terms and conditions of this Agreement, GSK hereby grants to Lyell a worldwide, non-exclusive, non-sublicensable, royalty-free license under any and all GSK intellectual property rights covering the lete-cel Underlying NY-ESO Product and the GSK Vector, or other GSK Information or Materials disclosed to Lyell under Section 3.11 or otherwise under this Agreement, as necessary to conduct the Epi-R Component Development Program, including to undertake manufacturing of the Epi-R NY-ESO Product and to meet its clinical and regulatory obligations under this Agreement with respect to the Epi-R Component Development Program, and not for any other purpose.”
23.    New Section 8.3(d) Epi-R NY-ESO Phase 1 Clinical Trial. A new Section 8.3(d) is hereby added to the end of Section 8.3:
“(d)    Epi-R NY-ESO Phase 1 Clinical Trial. For purpose of payment of milestones under Section 8.3, development of any NY-ESO Component Product would trigger a payment obligation, whether or not that NY-ESO Component Product was the subject of a Lyell

Development Program under this Agreement. Further, milestones in Section 8.3 will be paid once for the first NY-ESO Component Product, even if more than one NY-ESO Component Product meets the underlying milestone requirements. For illustrative purposes, Milestone 2 under Table 1 shall be deemed achieved only upon the first to occur of either (i) Initiation by or on behalf of GSK of the Epi-R NY-ESO Phase 1 Clinical Trial or (ii) Initiation by or on behalf of GSK of a Phase 1 Clinical Trial of the Gen-R Product.”
24.    Section 8.4(b). A new sentence is hereby added to the end of Section 8.4(b):
“For purpose of payment of milestones under Section 8.4, Development of any NY-ESO Component Product shall trigger a payment obligation, whether or not that NY-ESO Component Product was the subject of a Lyell Development Program.
25.    Section 8.5(a)    General. The first paragraph of Section 8.5(a) shall be amended in its entirety to read as follows:
(a)    General. In further consideration of the rights and licenses granted by Lyell to GSK hereunder, GSK shall pay to Lyell royalties based on the Net Sales of all Products and Compounds for a Collaboration Program, during the applicable Royalty Term. For clarity, for purposes of this Section 8.5(a), the Epi-R Component Development Program (and related GSK Program) and the Gen-R Component Development Program (and related GSK Program) shall be treated by the Parties as a single Collaboration Program such that only one royalty will be payable if a Product both contains the Gen-R Component and uses the Epi-R Component. The royalty payable with respect to Products and Compounds shall be tiered based upon the level of total aggregate Net Sales in a Calendar Year of all Products and Compounds within the same Collaboration Program by all Related Parties. Royalties shall be calculated by multiplying the applicable base royalty rates (“Base Royalty Rate”) (which Base Royalty Rates shall also be determined based on whether a Collaboration Program is an Active GSK Program or not) by the corresponding incremental portion of Net Sales Products and Compounds within the Collaboration Program as set forth in Table 3 below:”
26.    Section 9.1.    Ownership of Information and Inventions. The second sentence of Section 9.1 shall be amended in its entirety to read as follows:
“Notwithstanding the foregoing, except as set forth in Section 7.4: (1) Lyell will own all inventions (and all Patent and other intellectual property rights therein) (i) solely invented by GSK or its Affiliates and/or their respective employees, agents or independent contractors, and (ii) jointly invented by employees, Affiliates, agents or independent contractors of each Party in the course of conducting its activities under this Agreement and all Patent and other intellectual property rights therein, in each case of (i) and (ii) that are Improved Anti-Exhaustion Components; and (2) subject to the foregoing clause (1), (a)  each Party will own all inventions (and all Patent and other intellectual property rights therein) solely invented by or on behalf of it or its Affiliates and/or their respective employees, agents and independent contractors in the course of conducting its activities under this Agreement (collectively, “Sole Inventions”); and

(b) all inventions invented jointly by employees, Affiliates, agents or independent contractors of each Party in the course of conducting its activities under this Agreement and all Patent and other intellectual property rights therein (collectively, “Joint Inventions”) will be jointly owned by the Parties.”
“Improved Anti-Exhaustion Components” means compositions and methods made by or under the authority of GSK or its Affiliates in connection with this Agreement that comprise or incorporate or are specifically related to Lyell Anti-Exhaustion Technology provided to GSK under a Collaboration Program (and not related specifically to a T-Cell Therapy or Product). Any composition or method made by or under the authority of GSK or any of its Affiliates independent of this Agreement and without using or comprising Lyell Anti-Exhaustion Technology shall not be an Improved Anti-Exhaustion Component.
GSK shall promptly disclose and provide to Lyell all Information and Materials with respect to Improved Anti-Exhaustion Components. Such disclosure shall include such Information and Materials as are necessary or reasonably useful to understand and exploit such Improved Anti-Exhaustion Components, including protein and nucleotide sequences embodying or expressing such Improved Anti-Exhaustion Components, but only to the extent such Information and Materials comprise or relate primarily to such Anti-Exhaustion Components.
27.    Section 9.2(a)    Prosecution of Product Specific Patents. The first paragraph of Section 9.2(a) shall be amended in its entirety to read as follows:
“(a)    For each Collaboration Program, Lyell shall file one or more Product Specific Patents. Lyell shall provide GSK with a draft of each such application at least [*] prior to filing to give GSK a reasonable opportunity to review and comment on any such application proposed to be sent to any patent office. Lyell shall consider in good faith GSK’s comments on such draft applications to the extent such applications pertain to Compounds and Products. Promptly after filing such patent application, Lyell shall provide GSK a copy of each such application as filed, together with notice of its filing date and serial number. After such patent application is so filed, it shall be deemed a Product Specific Patent and Prosecution of such patent application shall continue to be handled by Lyell through PCT filing at Lyell’s sole cost, and thereafter by GSK as set forth in Section 9.2(b) below (or by Lyell to the extent set forth in the last sentence of Section 9.2(b)). GSK shall provide Lyell reasonable notice to file an application in any non-PCT countries. For clarity, no General Tools Patent shall be deemed a Product Specific Patent.”
28.    Section 9.2(b)    Prosecution of Product Specific Patents. The first sentence of Section 9.2(b) shall be amended in its entirety to read as follows:
“Following PCT filing of Product Specific Patents by Lyell, GSK will have the first right, but not the obligation, to further draft, file, prosecute and maintain the Product Specific Patents for such Collaboration Program (including any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings) in all jurisdictions in the Territory (such activities with respect to Patents being the “Prosecution”, with the term “Prosecute” having the corresponding meaning), including the Major Markets, at its sole expense.”
29.    Section 9.8 Patent Contacts. The following language is hereby added to the end of Section 9.8:
“Such strategies will include, as needed, coordination of filing of, on the one hand, Patents claiming Improved Anti-Exhaustion Components, and on the other hand Product Specific Patents or other Patents claiming Products. Further, promptly after becoming aware of a composition or method made by or under the authority of GSK or its Affiliates in connection with this Agreement that may constitute an Improved Anti-Exhaustion Component, GSK’s Patent Contact will contact Lyell’s Patent Contact to discuss in good faith whether such composition or method is an Improved Anti-Exhaustion Component or a Sole Invention owned by GSK. If the Patent Contacts cannot agree within [*] after meeting, the matter will be escalated to the JSC for final agreement.
30.    Miscellaneous. This Second Amendment may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one instrument. For purposes hereof, this Second Amendment may be executed and delivered through the email of pdf copies of the executed Second Amendment. No modification of or amendment to this Second Amendment, nor any waiver of any rights under this Second Amendment, will be effective unless in writing signed by the duly authorized representatives of both parties, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default. This Second Amendment shall be governed in accordance with the substantive laws of the State of Delaware, excluding any conflicts or choice of law or principle that might otherwise make this Agreement subject to the substantive law of another jurisdiction.
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IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be executed by their duly authorized representatives as set forth below.
Lyell Immunopharma, Inc.        GlaxoSmithKline Intellectual Property
(No.5) Limited
By: /s/ Liz Homans        By: /s/ John Sadler
Name: Liz Homans        Name: John Sadler
Title: CEO        Title:    Authorized Signatory,
for and on behalf of Edinburgh Pharmaceutical Industries Limited, Corporate Director

Exhibit 1
[*]